This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase (as defined below) and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, the Purchaser (as defined below) may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and to extend the Offer to holders of Shares in such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

NOTICE OF OFFER TO PURCHASE FOR CASH

ALL OF THE OUTSTANDING SHARES OF COMMON STOCK

of

Eagle Supply Group, Inc.

at

$2.20 Net Per Share

by

Gulfco Acquisition, Inc.

a wholly owned subsidiary of

Gulfside Supply, Inc.

Gulfco Acquisition, Inc., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of Gulfside Supply, Inc., a Florida corporation (“Gulfside”), is offering to purchase all outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Eagle Supply Group, Inc., a Delaware corporation (the “Company”), at a price of $2.20 per Share, net to the seller in cash, without interest (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated August 16, 2004 (the “Offer to Purchase”), and in the related Letter of Transmittal (the “Letter of Transmittal”) (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Tendering stockholders who have Shares registered in their names and who tender directly to SunTrust Bank (the “Depositary”) will not be charged brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, bank, trust company or other nominee should consult such institution as to whether it charges any service fees. The Purchaser will pay all charges and expenses of the Depositary and Georgeson Shareholder, which is acting as the information agent for the Offer (the “Information Agent”), incurred in connection with the Offer.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, SEPTEMBER 13, 2004, UNLESS THE OFFER IS EXTENDED.

        The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the Expiration Date (as defined below) a number of Shares that represents at least 80.0% of the then outstanding Shares on a fully diluted basis, (2) there not being any change, effect, event or state of facts that has occurred which, individually or together with other changes, effects, events or state of facts, materially and adversely affects the financial condition, business, operations or results of operations of the Company and its subsidiaries taken as a whole, and (3) the Company’s board of directors not having withdrawn or modified or changed in an adverse manner its recommendation of the Offer and the Merger (as defined below) or recommended to the Company’s stockholders an alternative acquisition proposal. The Offer is also subject to other conditions. See Section 14 of the Offer to Purchase. As used in the Offer, “fully diluted basis” means that the number of outstanding Shares shall be calculated in a manner that includes Shares that could be issued upon the exercise of options and warrants with an exercise price less than or equal to the price per share paid in the Offer. The “Expiration Date” of the Offer is 12:00 midnight, New York City time, on Monday, September 13, 2004, unless the Purchaser shall have extended the period of time for which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 5, 2004 (the “Merger Agreement”), by and among Gulfside, the Purchaser and the Company. The Merger Agreement provides that, among other things, the Purchaser will make the Offer and, after the purchase of Shares pursuant to the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law (the “DGCL”), the Company will be merged with and into the Purchaser, with the Purchaser continuing as the surviving corporation (the “Merger”). At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Gulfside or the Company or any of their respective subsidiaries, all of which will be cancelled, and other than Shares that are held by stockholders, if any, who properly exercise their dissenters’ rights under the DGCL) will be converted into the right to receive $2.20 net per share in cash, or any greater price that is paid in the Offer in cash, without interest.

In connection with the Merger Agreement, the Company, Gulfside and the Purchaser entered into a Stock Option Agreement pursuant to which the Company granted Gulfside and the Purchaser an irrevocable option (the “Top-Up Option”) to purchase a number of Shares equal to the number of Shares which, when added to the number of Shares owned (of record or beneficially) by Gulfside, the Purchaser and their respective subsidiaries immediately prior to the exercise of the Top-Up Option, would result in Gulfside, the Purchaser and their respective subsidiaries owning (of record or beneficially) in the aggregate, immediately after exercise of the Top-Up Option, 90.0% of the then issued and outstanding Shares. This Top-Up Option may be exercised at any time prior to the earlier of (i) the termination of the Merger Agreement or (ii) 5:00 p.m., Tampa, Florida time, on the thirtieth business day following the expiration of the Offer, at an exercise price per Share equal to the Offer Price, as it may be increased in accordance with the Merger Agreement (the “Exercise Price”). As used in the Offer to Purchase, “business day” has the meaning set forth in Rule 14d-1 under the Exchange Act. The Top-Up Option is not exercisable unless the Purchaser acquires 85.0% or more of the issued and outstanding Shares in the Offer.

In connection with the Merger Agreement, certain stockholders of the Company who own 6,680,000 Shares in the aggregate and a warrant to purchase up to 1,000,000 Shares at an exercise price of $1.50 per share (68.2% of the outstanding Shares on a fully diluted basis), entered into a Securities Purchase and Tender Agreement (the “Securities Purchase and Tender Agreement”), dated as of August 5, 2004, with Gulfside and the Purchaser. Pursuant to the Securities Purchase and Tender Agreement, such stockholders have agreed, among other things, to tender the Shares held by them in the Offer and to grant Gulfside, under certain circumstances, a proxy with respect to the voting of such Shares in favor of the Merger, upon the terms and subject to the conditions set forth in the Securities Purchase and Tender Agreement.

ACTING UPON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE, COMPRISED SOLELY OF INDEPENDENT DIRECTORS, THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY (I) DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, (II) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND APPROVED THE STOCK OPTION AGREEMENT, THE SECURITIES PURCHASE AND TENDER AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED THEREBY AND (III) RECOMMENDS THAT THE COMPANY’S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of such Shares pursuant to the Offer. On the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the Offer Price with the Depositary, which shall act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares or confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees or, in the case of book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates (as defined in the Offer to Purchase) or Book-Entry Confirmations (as defined in the Offer to Purchase) with respect to Shares are actually received by the Depositary. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination shall be final and binding on all parties. Under no circumstances will interest be paid on the Offer Price regardless of any delay in making payment for any of the Shares.

        Subject to the terms of the Merger Agreement, the Purchaser may, without the consent of the Company, (i) extend the Offer beyond the scheduled Expiration Date if any of the conditions to the Purchaser’s obligation to accept for payment and to pay for the Shares are not satisfied or, to the extent permitted by the Merger Agreement, waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff applicable to the Offer, (iii) extend the Offer not more than 20 business days beyond the latest Expiration Date that would otherwise be permitted above if, on such date, all of the conditions to the Purchaser’s obligation to accept for payment and to pay for the Shares have been satisfied or waived, but the number of shares validly tendered and not withdrawn pursuant to the Offer represents less than 90.0% of the outstanding Shares on a fully diluted basis. If the Purchaser extends the Offer as described in clause (iii) above, the Purchaser shall be deemed to have waived both its right to terminate the Merger Agreement under the circumstances set forth in paragraphs (b)(iii), (c)(iv) and (c)(v) of Section 11–“Termination” of the Offer to Purchase and the conditions to the Offer described in paragraphs (d), (e) and (f) of Section 14–“Conditions to the Offer” of the Offer to Purchase (other than those relating to willful and knowing breaches of the Company’s obligations). The Merger Agreement provides that if, on the scheduled Expiration Date, (i) any of the events set forth in paragraph (c) of Section 14–“Conditions to the Offer” of the Offer to Purchase shall have occurred and be continuing (and the condition with respect thereto shall not have been waived by Purchaser), subject to the Purchaser’s right to terminate the Merger Agreement in accordance with its terms, the Purchaser must extend the Offer for up to ten business days. The Merger Agreement also provides that, upon the request of the Company, the Purchaser will extend the Offer beyond any scheduled Expiration Date for one or more periods not to exceed an aggregate of ten business days if, as of such date, all of the conditions set forth in Section 14—“Conditions of the Offer” (other than the condition set forth in paragraph (c)) are not satisfied, but such conditions are reasonably capable of being satisfied during such period. The Merger Agreement also provides that, if at least 80.0% of the Shares are validly tendered and not withdrawn before the Expiration Date and the Purchaser purchases Shares in the Offer, the Purchaser may, in its sole discretion, provide a subsequent offering period in accordance with Rule 14d-11 of the Exchange Act (a “Subsequent Offering Period”). A Subsequent Offering Period is an additional period of time from three to 20 business days in length, beginning after the Purchaser purchases Shares tendered in the Offer, during which time stockholders may tender, but not withdraw, their Shares and receive the Offer Price. Rule 14d-11 provides that the Purchaser may include a Subsequent Offering Period so long as, among other things, (i) the Offer remained open for a minimum of 20 business days and has expired, (ii) all conditions to the Offer are deemed satisfied or waived by the Purchaser on or before the Expiration Date, (iii) the Purchaser accepts and promptly pays for all Shares tendered during the Offer prior to Expiration Date, (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., Eastern time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, and (v) the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. In the event that the Purchaser elects to provide a Subsequent Offering Period, it will provide an announcement to that effect by issuing a press release to a national news service prior to 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date. Any Shares tendered during a Subsequent Offering Period may not be withdrawn.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, also may be withdrawn at any time after October 15, 2004. Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. For a withdrawal of Shares tendered pursuant to the Offer to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of notices of withdrawal shall be determined by the Purchaser, in its sole discretion, and its determination shall be final and binding on all parties. None of Gulfside, the Purchaser, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. If the Purchaser elects to provide a Subsequent Offering Period, no withdrawal rights apply to Shares tendered during the Subsequent Offering Period, and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment.

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Stockholders should consult with their tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws. For a more complete description of certain United States federal income tax consequences of the Offer and the Merger, see Section 5 of the Offer to Purchase.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

        The Company has provided to the Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the Letter of Transmittal and other related materials are being mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Questions and requests for assistance and copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent at its address and telephone number set forth below, and copies will be furnished promptly at the Purchaser’s expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

17 State Street, 10th Floor

New York, NY 10004

Banks and Brokers Call:  (212) 440-9800

All Others Call Toll Free: (866) 432-2786

August 16, 2004